Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GAMESTOP CORP.
____________________________________

    GAMESTOP CORP., a corporation duly organized and existing under the General Corporation Law of the State Delaware (the “GCL”), does hereby certify that:

    FIRST: The name of the corporation is GameStop Corp. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 13, 2005.

    SECOND: The amendments to the Corporation’s Third Amended and Restated Certificate of Incorporation set forth below were duly adopted in accordance with the provisions of Section 242 of the GCL and have been consented to by the requisite vote of the stockholders of the Corporation at a meeting called in accordance with Section 222 of the GCL.

    THIRD: ARTICLE FOURTH (a) of the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(a) Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,005,000,000 of which (i) 1,000,000,000 shares shall be shares of Class A Common Stock, par value $.001 per share (the “Class A Common Stock” or “Common Stock”), and (ii) 5,000,000 shares shall be shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”) irrespective of the provisions of Section 242(b)(2) of the GCL or any corresponding provision hereinafter enacted.”

Signature Page Follows

    IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 2nd day of June, 2022.

GAMESTOP CORP.

By:	/s/ Matthew Furlong
	Name:	Matthew Furlong
	Title:	Chief Executive Officer